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Exhibit 99.1
____________
                                                Airgas, Inc.
                                                259 N. Radnor-Chester Road
                                                Suite 100
                                                Radnor, PA 19087-5283
                                                www.airgas.com
AIRGAS   News Release
__________________________________________________________________________


Investor Contact:                                      Media Contact:
________________                                       _______________

Melissa Nigro (610) 902-6206                   James Ely (610) 902-6010
melissa.nigro@airgas.com                             jim.ely@airgas.com

For release:  IMMEDIATELY

              AIRGAS DECLARES QUARTERLY CASH DIVIDEND

RADNOR, PA - May 13, 2003 -- Airgas, Inc. (NYSE: ARG) today announced that the Board of Directors has declared a quarterly cash dividend of $0.04 per share. The first regular quarterly dividend will be paid on June 30, 2003 to shareholders of record as of June 13, 2003.

"Our decision to initiate a quarterly dividend is consistent with our commitment to enhancing shareholder value and demonstrates the Board's confidence in our long-term growth prospects, financial strength, and strong cash flow," said Airgas Chairman and Chief Executive Officer Peter McCausland. "At this point in our evolution as a public company, paying a dividend will enable Airgas to return value directly to our shareholders and still be positioned to pay down debt and take advantage of growth opportunities, including acquisition and capital investment."


About Airgas, Inc.

Airgas, Inc. (NYSE: ARG) is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.

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Dividend Declared/ Page 2

FORWARD LOOKING STATEMENT

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: the Company's intent to pay a regular quarterly dividend; the Board's confidence in the Company's long-term growth prospects, financial strength and strong free cash flow; the Company's position to continue to pay down debt and pursue growth opportunities. Airgas intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include the inability to generate free cash at a rate necessary to sustain the dividend; and other factors described in Airgas' reports, including Form 10-K dated March 31, 2002 and Form 10-Q dated December 31, 2002 filed by Airgas with the Securities and Exchange Commission.
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